ESCROW AGREEMENT, dated September 17, 2007 (this "Escrow Agreement"), between U.S. BANCORP FUND SERVICES, LLC, a limited liability company organized under laws of Wisconsin ("Escrow Agent") and Prospector Funds, Inc., a corporation organized under the laws of Maryland (“Fund”).

W I T N E S S E T H:

WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS the Fund intends to accept monies in the form of wires, cash or checks (“Advance Deposits”) from prospective shareholders in advance of the date the Fund commences operations; and

WHEREAS The Fund desires to obtain the services of the Escrow Agent subject to the terms and conditions set forth herein to hold such Advance Deposits.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.

ESCROW ARRANGEMENTS

1.1   Appointment and Agreement of Escrow Agent.  The Fund hereby appoints the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Escrow Agreement.

1.2   Receipt of Advance Deposits and the Escrow Account.    Upon the receipt of Advance Deposits in the form of wired amounts, the Escrow Agent agrees to hold such Advance Deposits, in an existing non-interest bearing account at the Escrow Agent (the “Wire Account”) until the Distribution Date (as defined below). Any Advance Deposits held in the Wire Account on behalf of the Fund shall be held in the name of the Fund and segregated from the other assets in the Wire Account. Upon the receipt of Advance Deposits in the form of checks, the Escrow Agent shall hold the checks for safekeeping until the Distribution Date (together with the Wire Account, the “Escrow Account”).  Any checks received by the Escrow Agent for the Escrow Account shall not be deposited or cashed until the Distribution Date.

1.3   Actions of the Escrow Agent and Disbursements from the Escrow Account.  Upon the receipt of written fund transfer instructions from an authorized person of the Fund, the Escrow Agent shall on the Distribution Date promptly deposit the Advance Deposits, (including any uncashed checks) in the account of the appropriate series of the Fund at the Fund’s custodian, U.S. Bank, National Association, pursuant to the deposit instructions attached as Schedule 1.

1.4   Maintenance of the Escrow Account; Termination of the Escrow Account.  The Escrow Agent shall continue to maintain the Escrow Account until the time at which there shall be no funds in the Escrow Account.

1.5   Assignment of Rights to the Escrow Account; Assignment of Obligations; Successors.  This Escrow Agreement may not be assigned by operation of law or otherwise without the express written consent of the other party hereto (which consent may be granted or withheld in the sole discretion of such other party).  This Escrow Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties hereto.

1.6   Escrow Agent.

(a)   Except as expressly contemplated by this Escrow Agreement or by written instructions from the Fund, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner all or any portion of the Escrow Account, except pursuant to an order of a court of competent jurisdiction.

(b)   The duties and obligations of the Escrow Agent shall be determined solely by this Escrow Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Escrow Agreement.

(c)   In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature, or any other writing believed by it in good faith to be genuine and signed by an authorized officer or agent of the Fund, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument or determine the propriety or validity of service thereof.

(d)   The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its gross negligence or willful misconduct.  .

(e)   The Escrow Agent shall have no interest in the Escrow Account but is serving as escrow holder only and has only possession thereof.

(f)   The Fund shall indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys' fees and expenses, incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Escrow Agreement.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g)   In the event of ambiguity in the provisions governing the Escrow Account or uncertainty on the part of the Escrow Agent as to how to proceed, such that the Escrow Agent, in its sole and absolute judgment, deems it necessary for its protection so to do, the Escrow Agent may refrain from taking any action other than to retain custody of the Escrow Account until it shall have received written instructions signed by an authorized person of the Fund, or to deposit the Escrow Account with a court of competent jurisdiction and thereupon to have no further duties or responsibilities in connection therewith.

(h)   The Escrow Agent may at any time resign by giving three business days' prior written notice of resignation to the Fund.  The Fund may at any time remove the Escrow Agent by giving three business days' written notice to the Escrow Agent.  If the Escrow Agent shall resign or be removed, either, a successor Escrow Agent may be appointed by written instrument executed by the Fund and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall execute and deliver to such successor Escrow Agent all right, title and interest hereunder in and to the Escrow Account and the predecessor Escrow Agent shall thereupon be discharged from all obligations under this Escrow Agreement and shall have no further duties or responsibilities hereunder.  If no successor Escrow Agent shall have been appointed within two business days of a notice of resignation or removal, the Escrow Agent's sole responsibility shall thereafter be, in its sole discretion, either to hold the Escrow Account, without any obligation to investment or reinvest any moneys therein, until the earlier of receipt of designation of a successor Escrow Agent, a written instruction by the Fund and termination of this Agreement in accordance with its terms or to apply to a court of competent jurisdiction for appointment of a successor Escrow Agent and after such appointment to have no further duties or obligations in connection herewith.

1.7   Termination.  The provisions of this Article I shall terminate on September 28, 2007 (or such later date as the Fund may determine by written instruction to the Escrow Agent upon at least one business day prior written notice) (the “Distribution Date”), at which time the Escrow Agent shall deposit all assets in the Escrow Account to the custodial accounts of the appropriate series of the Fund pursuant to Section 1.3.  Notwithstanding any termination of this Article I, the provisions of Section 1.6(f) and (g) shall survive.

ARTICLE 2.

MISCELLANEOUS

2.1   Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Escrow Agreement shall be paid by the party incurring such expenses.

2.2   Further Assurances.  The Fund will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

2.3   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Escrow Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

2.4   Entire Agreement.  This Escrow Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Fund and the Escrow Agent with respect to the subject matter hereof.

2.5   Parties in Interest.  This Escrow Agreement shall be binding upon, inure solely to the benefit of, and be enforceable only by, the parties hereto and their successors and permitted assigns.  Nothing in this Escrow Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

2.6   Amendment: Waiver.  This Escrow Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.  Any party hereto may (x) extend the time for the performance of any obligation or other act of any other party hereto, and (y) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

2.7   Severability.  If any term or other provision of this Escrow Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Escrow Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Escrow Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Escrow Agreement remain as originally contemplated to the fullest extent possible.

2.8   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2.8):

if to the Fund, to:

Prospector Partners Asset Management, LLC
370 Church St
Guilford, CT 06437

if to the Escrow Agent, to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

2.9   Governing Law.  This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin applicable to contracts executed in and to be performed in that State.  All actions and proceedings arising out of or relating to this Escrow Agreement shall be heard and determined in any Connecticut state court or federal court, and the Escrow Agent and the Fund agree not to assert, by way of motion, as a defense or otherwise, in any action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

2.10   Headings.  The descriptive headings contained in this Escrow Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

2.11   Counterparts.  This Escrow Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

2.12   Authorized Persons. In the event funds transfer instructions are given whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 2 hereto, and the Escrow Agent may rely upon the confirmations of anyone proposed to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.  The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

PROSPECTOR FUNDS, INC.

By: /s/ Peter N. Perugini, Jr.
Name: Peter N. Perugini, Jr.
Title: Treasurer

US BANCORP FUND SERVICES, LLC
as Escrow Agent

By: /s/ Michael R. McVoy
Name: Michael R. McVoy
Title: Senior Vice President

Schedule 1

Deposit Instructions

Wire Instructions and Account Numbers

Schedule 2

Telephone Number(s) for Call-Backs and Person(s) Designated to Confirm Fund Transfer Instructions

Name	Telephone Number

Peter N. Perugini	203-458-1500 Ext. 811
Treasurer

SK 02081 0009 810171 v3